UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 15, 2005

LAWSON PRODUCTS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction	0-10546 (Commission	36-2229304 (IRS Employer
of incorporation)	File Number)	Identification No.)

1666 East Touhy Avenue, Des Plaines, Illinois	60018
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 827-9666

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 15, 2005, Lawson Products, Inc. (the “Company”) entered into its Third Modification to Loan Documents (the “Third Modification”) with LaSalle Bank National Association. The Third Modification amended the Company’s Credit Agreement dated as of March 27, 2001 with LaSalle Bank National Association, as modified on August 12, 2002 and July 11, 2003 (the “Credit Facility”). Pursuant to the Third Modification, the amount of the Company’s multi-currency Credit Facility was increased from $50,000,000 to $75,000,000, and the maturity date was extended from March 27, 2006 to March 27, 2009. Certain of the financial covenants contained in the Credit Facility were also amended. The amount of maximum senior indebtedness was increased from $100 million to $150 million, and the fixed charge coverage ratio, which is tested at the end of each quarter, was modified to provide that the Company shall maintain a ratio of (a) total EBITDA (as defined in Section 1.1 of the Credit Facility) minus capital expenditures to (b) the sum of interest charges, principal payments on liabilities, dividends and income taxes paid in cash by the Company, of not less than 1.10 to 1.00. Additionally, the Company agreed to maintain a ratio of debt to EBITDA of not greater than 3.0 to 1.0. The Credit Facility carries an interest rate of prime minus 150 basis points or LIBOR plus 75 basis points, at the Company’s option. The Company had no borrowings outstanding under the line at March 31, 2005. The following summary of the Third Modification is qualified in its entirety by the Third Modification along with the Credit Agreement as currently in effect, which are attached to this Form 8-K as Exhibit 10(c)(17).

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits:

Exhibit 10(c)(17)

Credit Agreement dated March 27, 2001 between Lawson Products, Inc. and LaSalle Bank National Association, as amended by the First Amendment to Credit Agreement dated August 12, 2002, as amended by Second Modification to Loan Documents dated July 11, 2003, and as further amended by Third Modification to Credit Agreement dated as of June 15, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAWSON PRODUCTS, INC.

Date: June 21, 2005	/s/ Thomas J. Neri
_____________________________________________
Name: Thomas J. Neri Title: Executive Vice President, Finance, Planning and Corporate Development; Chief Financial Officer; and Treasurer